Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Senior Vice President of Marketing and	Senior Vice President
Corporate Communications	(212) 836-9608
(856) 810-6210	dsullivan@equityny.com
johnpaolin@hillintl.com

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and First Nine Months 2013 Financial Results;

Strong Consulting Fee Growth of 26% Drives Net Earnings Up 96% in the Third Quarter

Marlton, NJ — November 4, 2013 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the third quarter and first nine months ended September 30, 2013 (see attached tables).

Total revenue for the third quarter of 2013 was $147.2 million, an increase of 22.8% from the third quarter of 2012.  Consulting fee revenue for the third quarter was a record $130.2 million, an increase of 25.7% from the third quarter of last year.

EBITDA (as defined below) for the third quarter of 2013 was $10.6 million, up 34.5% from the third quarter of 2012.  Operating profit for the third quarter was $8.3 million, an increase of 62.1% from the third quarter of last year.  Net earnings in the third quarter of 2013 were $2.6 million or $0.06 per diluted share, an increase of 96% from net earnings of $1.3 million, or $0.03 per diluted share, in the third quarter of 2012.

The company’s total backlog at September 30, 2013 was a record $951 million, up from $907 million at June 30, 2013.  Twelve-month backlog at September 30, 2013 was $382 million, unchanged from June 30, 2013.

“We are very pleased that our strong financial performance has continued for three consecutive quarters,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer.  “This consistent performance, together with record total backlog and our first payments from Libya, bode well for a solid finish to 2013 and an even better 2014,” added Richter.

First Nine Months 2013 Results

Total revenue for the first nine months of 2013 was a record $431.7 million, an increase of 21.6% from the first nine months of 2012.  Consulting fee revenue for the first nine months was a record $381.2 million, an increase of 24.2% from the first nine months of last year.

EBITDA for the first nine months of 2013 was a record $32.1 million, a 135.4% increase from the first nine months of 2012. Operating profit for the first nine months was a record $25.5 million, up 359.3% from $5.6 million in the first nine months of last year.  Net earnings for the first nine months of 2013 were $2.9 million, or $0.07 per diluted share, as compared to a net loss of ($5.8 million), or ($0.15) per diluted share, for the first nine months of 2012.

2013 Guidance

Based on the company’s performance in the first nine months, Hill is narrowing the range of guidance that it gave earlier this year. The company currently estimates that 2013 consulting fee revenue will be between $515 million and $520 million, which would equate to growth compared to 2012 of between approximately 23% and 25%. The prior guidance was for consulting fee revenue of between $510 million and $525 million.

Update on Libya

During the past several months, accounts receivable related to work performed by Hill prior to March 2011 pursuant to contracts with the Libyan government were reduced by approximately $3.1 million.  The reduction consisted of a cash payment by the Libyan Organization for the Development of Administrative Centres (“ODAC”) of approximately 3.0 million Libyan dinars (“LYD”) ($2.4 million) that was made directly to Hill and a cash payment of approximately LYD 800,000 ($700,000) that was made by ODAC to Libyan tax authorities on Hill’s behalf.  At September 30, 2013, the remaining accounts receivable outstanding related to Hill’s work in Libya amounted to approximately $57.0 million.  There is at present no agreement, understanding or timetable for further payments of Hill’s accounts receivable from ODAC or a return to work on Hill’s existing contracts. However, Hill’s management believes that these payments were made in good faith and are a positive indication that ODAC intends to satisfy its obligations to Hill.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group.  Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, and labor compliance services.

Total revenue at Hill’s Project Management Group during the third quarter of 2013 was $115.5 million, an increase of 24.6% from the third quarter of 2012.  Consulting fee revenue for the third quarter at the Projects Group was a record $99.6 million, an increase of 29.0% from the third quarter of last year.  Operating profit for the Projects Group for the third quarter of 2013 was $11.3 million, an increase of 40.9% from last year’s third quarter.

Total revenue at the Projects Group during the first nine months of 2013 was a record $340.7 million, an increase of 24.5% from the first nine months of 2012.  Consulting fee revenue for the Projects Group during the first nine months was a record $293.6 million, an increase of 29.0% from the first nine months of last year.  Operating profit for the Projects Group for the first nine months of 2013 was a record $37.0 million, an increase of 98.3% from last year’s first nine months.

Construction Claims Group.  Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation and project neutral services.

Total revenue at Hill’s Construction Claims Group during the third quarter of 2013 was a record $31.7 million, an increase of 16.7% from the third quarter of 2012.  Consulting fee revenue for the third quarter at the Claims

Group was a record $30.6 million, an increase of 16.0% from last year’s third quarter.  Operating profit for the Claims Group for the third quarter was $3.8 million, an increase of 44.1% from the prior year’s third quarter.

Total revenue at the Claims Group during the first nine months of 2013 was a record $91.0 million, an increase of 11.8% from the first nine months of 2012.  Consulting fee revenue at the Claims Group for the first nine months was a record $87.6 million, an increase of 10.4% from the first nine months of last year.  Operating profit for the Claims Group for the first nine months of 2013 rose to a record $9.6 million, an increase of 51.8% over the first nine months of 2012.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on November 5, 2013, at 11:00 am Eastern Time to discuss the financial results for the third quarter and first nine months ended September 30, 2013.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,000 employees in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the 9th largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Consulting fee revenue	$130,181	$103,565	$381,164	$306,831
Reimbursable expenses	17,013	16,322	50,567	48,297
Total revenue	147,194	119,887	431,731	355,128

Cost of services	75,734	58,459	223,789	176,722
Reimbursable expenses	17,013	16,322	50,567	48,297
Total direct expenses	92,747	74,781	274,356	225,019

Gross profit	54,447	45,106	157,375	130,109

Selling, general and administrative expenses	46,195	40,016	131,884	124,559

Operating profit	8,252	5,090	25,491	5,550

Interest expense and related financing fees, net	5,489	4,757	17,257	12,748

Earnings (loss) before income taxes	2,763	333	8,234	(7,198)
Income tax (benefit) expense	(179)	(1,109)	3,983	(2,621)

Net earnings (loss)	2,942	1,442	4,251	(4,577)

Less: net earnings - noncontrolling interests	386	138	1,356	1,179

Net earnings (loss) attributable to Hill International, Inc.	$2,556	$1,304	$2,895	$(5,756)

Basic earnings (loss) per common share - Hill International, Inc.	$0.06	$0.03	$0.07	$(0.15)
Basic weighted average common shares outstanding	39,351	38,226	38,949	38,446

Diluted earnings (loss) per common share - Hill International, Inc.	$0.06	$0.03	$0.07	$(0.15)
Diluted weighted average common shares outstanding	39,494	38,566	39,135	38,446

Selected Segment Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Project Management

Consulting fee revenue	$99,583	$77,194	$293,560	$227,510

Total revenue	$115,533	$92,752	$340,700	$273,670

Gross profit	$37,337	$30,405	$108,452	$86,248

Gross profit as a percent of consulting fee revenue	37.5%	39.4%	36.9%	37.9%

Selling, general and administrative expenses	$26,047	$22,393	$71,472	$67,602

SG&A expenses as a percentage of consulting fee revenue	26.2%	29.0%	24.3%	29.7%

Operating profit	$11,290	$8,012	$36,980	$18,646

Operating profit as a percent of consulting fee revenue	11.3%	10.4%	12.6%	8.2%

Construction Claims

Consulting fee revenue	$30,598	$26,371	$87,604	$79,321

Total revenue	$31,661	$27,135	$91,031	$81,458

Gross profit	$17,110	$14,701	$48,923	$43,861

Gross profit as a percent of consulting fee revenue	55.9%	55.7%	55.8%	55.3%

Selling, general and administrative expenses	$13,304	12,060	$39,294	$37,516

SG&A expenses as a percentage of consulting fee revenue	43.5%	45.7%	44.9%	47.3%

Operating profit	$3,806	$2,641	$9,629	$6,345

Operating profit as a percent of consulting fee revenue	12.4%	10.0%	11.0%	8.0%

Selected Other Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Consulting fee revenue	$130,181	$103,565	$381,164	$306,831

Total revenue	$147,194	$119,887	$431,731	$355,128

Gross profit	$54,447	$45,106	$157,375	$130,109

Gross profit as a percentage of consulting fee revenue	41.8%	43.6%	41.3%	42.4%

Selling, general and administrative expenses (excluding corporate expenses)	$39,351	$34,453	$110,766	$105,118

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	30.2%	33.3%	29.1%	34.3%

Corporate expenses	$6,844	$5,563	$21,118	$19,441

Corporate expenses as a percentage of consulting fee revenue	5.3%	5.4%	5.5%	6.3%

Operating profit	$8,252	$5,090	$25,491	$5,550

Operating profit as a percent of consulting fee revenue	6.3%	4.9%	6.7%	1.8%

Effective income tax rate	(6.5)%	(333.0)%	48.4%	36.4%

Selected Balance Sheet Data

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$26,639	$16,716
Accounts receivable, net	$236,014	$211,176
Current assets	$298,254	$257,270
Total assets	$451,157	$421,673
Current liabilities	$149,686	$150,135
Total debt	$132,230	$109,456
Stockholders’ equity:
Hill International, Inc. share of equity	$130,484	$127,546
Noncontrolling interest	$12,012	$13,557
Total equity	$142,496	$141,103

EBITDA Reconciliation

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2013 were $10.6 million compared to $7.9 million in the third quarter of 2012.  EBITDA for the first nine months of 2013 were $32.1 million compared to $13.6 million in the first nine months of 2012.  EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net earnings and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for interest, taxes and capital expenditures.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net earnings (loss)	$2,556	$1,304	$2,895	$(5,756)
Interest expense, net	5,489	4,757	17,257	12,748
Income tax expense (benefit)	(179)	(1,109)	3,983	(2,621)
Depreciation and amortization	2,725	2,923	7,921	9,245
EBITDA	$10,591	$7,875	$32,056	$13,616